SPD-SMART DIMMABLE WINDOWS AND CABIN PARTITIONS ENHANCE
THE PASSENGER EXPERIENCE ON THE EUROPCOPTER EC175
HELICOPTER MOCK-UP AT EBACE 2013

Vision Systems’ SPD-Smart Noctis windows and partition are integrated with
Vision Systems’ cabin management system for the Eurocopter mock-up.

GENEVA, SWITZERLAND, May 20, 2013 – Vision Systems, a Research Frontiers (Nasdaq: REFR) licensee and tier-one supplier of SPD-Smart electronically dimmable products, has announced that helicopter manufacturer Eurocopter will feature Vision Systems’ SPD-Smart Noctis windows and a partition in the mock-up of its EC175 helicopter. Eurocopter will exhibit this mock-up in Stand 7050 at EBACE 2013 in Geneva, Switzerland from May 21-23, 2013.

Eurocopter’s mock-up provides a first-hand, must-see experience of the EC175’s elegant interior. A key feature of that interior is Vision Systems’ SPD-Smart Noctis window and partition products that offer complete control of daylight entering the cabin, instantly transform the look of the interior at the touch of a button, and synergistically complement other cabin systems for an unequalled passenger experience.

SPD-Smart electronically dimmable windows and partitions offer instant and precise light-control at all levels to provide aircraft OEMs and operators with a solar protection solution that enhances comfort and improves fuel efficiency. Shades or blinds can be eliminated because they provide on-demand blackout solar protection and complete privacy. Vision Systems’ SPD-Smart products offer integrated electronics and a control panel directly on the aesthetically attractive window reveal.

Vision Systems has supplied the EC175 mock-up with two large SPD-Smart Noctis windows and an SPD-Smart Noctis interior partition. Vision Systems also supplies the cabin management system (CMS) and additional systems including in-flight entertainment and WiFi access. The CMS controls the SPD-Smart Noctis products to optimally manage the amount of daylight in the EC175 mock-up’s interior. This ensures that passengers travel with the utmost comfort, productivity and control over their cabin environment. Passengers are able to do what they want when they want – whether it’s working on their computers or smart devices, browsing the internet, enjoying entertainment, or resting – all without worrying about excessive daylight levels or bothersome glare.

The SPD-Smart Noctis products on the EC175 mock-up are large – each is more than 6 square feet. SPD-Smart dimmable windows switch instantly regardless of the size, offering immediate on-demand satisfaction to passengers and crew. Conversely, electrochromic (EC) windows are slow to switch, and the speed degrades as the window size increases. Using EC technology, a window the size of those used on the EC175 would take over ten minutes to switch. Also, EC technology cannot provide an adequate aircraft cabin darkness level, while Vision Systems’ SPD-Smart Noctis can achieve blackout levels of light-blocking. SPD-Smart technology is the only electronically dimmable window technology capable of providing the level of passenger experience that will be exhibited on the EC175 mock-up.

In the Vision Systems press release, Carl Putman, President and CEO of Vision Systems, commented: “This is the first time that an assembler provides a complete solution adapted to helicopters’ requirements in terms of streaming WiFi, satellite connectivity and cabin management. We are proud to equip Eurocopter’s EC175 model. The equipment installed shows Vision Systems’ capacity to provide global customized and innovative solutions.” More details are available in Visions Systems’ press release.

EBACE 2013 is the premier annual meeting place for the European business aviation community and features exhibits, static displays of aircraft, and maintenance & operations (M&O) sessions all located at the magnificent Palexpo and Geneva International Airport. More information EBACE is available from the event website.

Details about Vision Systems and its SPD-Smart products are available by visiting the aerospace and automotive and sections of their website.

For information about Vision Systems and its SPD-Smart product lines, please contact:

Frédéric Jacquemin
Sales Director
Vision Systems
Route d'Irigny - 69530 BRIGNAIS – France
+33 6 69 09 23 98
fjacquemin@visionsystems.fr

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has invested over $90 million to develop SPD-Smart light-control technology and establish an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. “Noctis” is a trademark of Vision Systems.